                                                                    Exhibit 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                             Nine Months
                                             Pro Forma          Ended
                                            Nine Months      September 30,      Pro Forma          Year Ended December 31,
                                               Ended         ------------      Year Ended      --------------------------------
                                        September 30, 2002   2002    2001   December 31, 2001  2001   2000   1999   1998  1997
                                        ------------------   ----    ----   -----------------  ----   ----   ----   ----  ----
Income (loss) from continuing operations
 before provision for income taxes and
 minority interest                              (46)        (44)    (74)         (127)        (125)   189   (530)   202    347
Equity in (earnings) loss of Equistar            45          45      61            90           90    (39)    19    (40)   (18)
Cash distributions from Equistar                 --          --      --            --           --     83     75    317     18

Fixed charges:
  Interest expense                               69          67      62            87           85     80     72     76    131
  Rent expense (33%)                              5           5       5             6            6      5      4      4     18
                                                ------------------------------------------------------------------------------
Total                                            73          73      54            56           56    318   (360)   559    496

Fixed charges                                    74          72      67            93           91     85     76     80    149
                                                ------------------------------------------------------------------------------

Ratio of earnings to fixed charges              1.0x        1.0x    0.8x          0.6x         0.6x   3.7x  (4.7)x  7.0x   3.3x
                                                ------------------------------------------------------------------------------

The less than one-to-one coverage ratio for the year ended December 31, 2001 and the year ended December 31, 1999 results from the impact on income (loss) from continuing operations before income taxes and minority interest of a $36 million charge for reorganization and plant closures and a $639 million charge to write down the value of Millennium Chemicals' investment in Equistar, respectively. Excluding these charges, the 2001 ratio of earnings to fixed charges would have been 1.0x and the 1999 ratio of earnings to fixed charges would have been 3.7x.